OLD VAIL PARTNERS, L.P.,
                                    a California Limited Partnership


                                           TABLE OF CONTENTS


Section                                   Description                  Page #
-------        ------------------------------------------------------- ------

1.             Name and place of Business                                 2

2.             Definition and Glossary of Terms                           2

3.             Business of the Partnership                                2

4.             Term                                                       2

5.             General Partner's Interests                                3
  5.01            Admission                                               3
  5.02            Additional Capital Contributions                        3
  5.03            Additional Funds                                        3
  5.04            Negation of Other Obligations to Contribute Capital     3

6.             Original and Additional Limited Partners                   3
  6.01            Original Limited Partners                               3
    6.01.1           Original Class A Limited Partner                     3
    6.01.2           Original Class B Limited Partner                     3
  6.02            Additional Limited Partners                             3
  6.03            Amendment of Agreement                                  3
  6.04            Amendment of Certificate                                3

7.             Status of Limited Partners                                 4

8.             Status of Units                                            4

9.             Compensation to the General Partner and Affiliates         4
  9.01            Compensation in General                                 4
  9.02            Partnership Administration Fee                          4
  9.03            Loan Fees and Interest                                  4

10.            Partnership Expenses                                       4
  10.01           General Partner's Expenses                              4
  10.02           Partnership Expenses                                    4

11.            Partnership Allocations and Distributions                  4
  11.01           Distributions                                           4
  11.02           Minimum Distributions to Class B Units                  5
  11.03           Liquidation of Interest Held by
                    Holders of Class B Units                              6
  11.04           Deficit Restoration                                     6
  11.05           Distributions on Liquidation                            6
  11.06           Partnership Allocations                                 6


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                                        OLD VAIL PARTNERS, L.P.,
                                    a California Limited Partnership


                                           TABLE OF CONTENTS


Section                                   Description                  Page #
-------        ------------------------------------------------------- ------

12.            Assignment of Partnership Interests                        6
  12.01           Right of Assignment                                     6
  12.02           Rights of Assignee of Record                            7
  12.03           General Partner Consent                                 7
  12.04           Right of First Refusal Affecting Units                  8
  12.05           Effect of Prohibited Assignment                         9
  12.06           Restrictions on Assignment of General
                    Partner's Partnership Interest                        9

13.            Substituted Limited Partners                              9
  13.01           Conditions Precedent                                   9
  13.02           No Consent of Other Limited Partners                   9
  13.03           Amendment of Books and Records                         9

14.            Books, Records, Accountings and Reports                   9
  14.01           Maintenance and Inspection                             9
  14.02           Annual Financial Statements                            10
  14.03           Tax Returns                                            10

15.            Rights, Authority, Responsibilities and
                 Duties of General Partner                               10
  15.01           Powers of General Partner                              10
  15.02           Prohibited Acts                                        10
  15.03           Duties                                                 10
  15.04           Additional General Partners                            11
  15.05           Tax Matters Partner                                    11

16.            Rights, Powers and Voting Rights of Limited Partners      11
  16.01           No Control                                             11
  16.02           Voting Rights                                          11
  16.03           Vote Required to Approve                               11
  16.04           Meetings and Votes Without a Meeting                   12
  16.05           Voting                                                 12
  16.06           Limited Partner Prohibited Acts                        12
  16.07           Court Directed Winding Up                              12
  16.08           Return of Capital Contributions                        12

17.            Disqualification of a General Partner                     12
  17.01           Expulsion by Majority Vote                             12
  17.02           Rights After Disqualification                          12
  17.03           Relinquishment Rights                                  13

18.            Certain Transactions                                      13

19             Termination and Dissolution of the Partnership            13
  19.01           Events Causing Dissolution                             13
  19.02           Winding Up                                             13



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                                        OLD VAIL PARTNERS, L.P.,
                                    a California Limited Partnership


                                           TABLE OF CONTENTS


Section                                   Description                    Page #
-------        -------------------------------------------------------  ------

20.            Special and Limited Power of Attorney                      13
  20.01           Appointment of Attorney-in-Fact                         13
  20.02           Nature of Power                                         13

21.            Indemnification                                            14

22.            Miscellaneous                                              14
  22.01           Counterparts                                            14
  22.02           Successors                                              14
  22.03           Severability                                            14
  22.04           Notices                                                 14
  22.05           Governing Law and Trial By Reference                    14
  22.06           Titles and Captions                                     15
  22.07           Interpretation                                          15
  22.08           Integration                                             15
  22.09           General Partner's Address                               15
  22.10           Limited Partners' Addresses                             15
  22.11           Recitals and Exhibits                                   15
  22.12           Time                                                    15
  22.13           Reasonable Consent and Approval                         15
  22.14           Waivers                                                 15

               EXHIBIT A- Definitions                                     17-19

               EXHIBIT B- Partnership Allocations                         20-21

               EXHIBIT C- Names and addresses of Partners                 22







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   THE LIMITED PARTNER INTERESTS EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (a) COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (b) THE PARTNERSHIP HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE PARTNERSHIP TO THE EFFECT THAT NO REGISTRATION IS LEGALLY REQUIRED FOR SUCH TRANSFER

                            Old Vail Partners, L.P.,
                        a California limited partnership

         (formerly Old Vail Partners, a California general partnership)


                                    AGREEMENT
                                       OF
                               LIMITED PARTNERSHIP


This Agreement of Limited Partnership (the "Partnership Agreement") is executed to be effective as of the twenty third (23), day of September, 1994 (the "Effective Date") by and between:

   (a) OVGP, Inc., a California corporation ("OVGP"), as the initial General Partner;

   (b) RCSA Holdings, Inc., a California corporation ("RCSA"), as an original Limited Partner holding Class "A" Units; and

   (c)  OVGP as an original Limited Partner holding Class "A" Units; and

   (d) Peter Werner Edelmann, a married man as his sole and separate property ("Edelmann"), as an original Limited Partner holding Class "B" Units;

all of whom desire to form a limited partnership under the California Revised Limited Partnership Act and the laws of the State of California on the following terms and conditions.

                                                RECITALS

A. Old Vail Partners, a California general partnership ("OVP"), was formed on October 1, 1988.

B. Prior to the Effective Date, the Partnership owned a 32 acre parcel (the "32 Acre Parcel") and a 40 acre parcel (the "40 Acre Parcel") of substantially unimproved real estate in Riverside County, California. OVP has significant current and future cash flow shortages due to the carrying costs of the undeveloped land. Currently, only RCSA has the demonstrated ability to fund the cash flow shortages. The outstanding liabilities of OVP for property taxes and assessments due the County of Riverside total $414,000 as of September 30, 1994. In addition, approximately $300,000 may be due to Vail Ranch Limited Partnership ("Vail Ranch") to extinguish OVP's share of past due property taxes on the 32 Acre Parcel, which OVP contributed to Vail Ranch Limited Partnership. The property taxes and assessments due November 1,1994 for the 40 Acre Parcel total $110,000. The same amount is due March 1, 1995.

C. Edelmann's partnership interest is currently subject to liens by the Internal Revenue Service (IRS) and the State of California for income taxes due from 1989. The IRS has also filed a lien that appears in title reports as though it is a lien against the property owned by the Partnership.

D. RCSA's partnership interest is collateral for a loan from First Pacific National Bank.

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

E. A Memorandum Of Understanding dated September 23, 1994, which outlined RCSA's and Edelmann's intentions to modify the OVP partnership agreement, provided Edelmann with 45 days from September 23, 1994 to advance his two-thirds share of OVP's current and past due property taxes and assessments which, if other conditions were met, would have resulted in different modifications to the OVP partnership agreement. The 45 day period has expired and Edelmann hereby waives the benefits he would have been entitled to if he had advanced his two-thirds share of funds. Both Edelmann and RCSA acknowledge that this Partnership Agreement supersedes and voids all other previous written and oral agreements affecting the ownership of partnership interests in OVP, OVP's Property or liabilities, or the ownership operation, maintenance or financing of OVP's Property..

F. Due to the circumstances noted in B, by this Agreement, RCSA and Edelmann intend to convert OVP to a limited partnership with RCSA as a Limited Partner holding 33-1/3 Class A Units, OVGP as a Limited Partner holding 15-2/3 Class A Units, Edelmann as Limited Partner holding 50 Class B Units and OVGP as its sole General Partner with a one percent (1%) share in Partnership capital and Partnership Allocations. OVGP is committed to advance the Partnership such amounts as are required to fund all of the Partnership's Cash Flow Deficits to the extent that Partnership borrowings are insufficient to provide funds. The Class B Units will entitle Edelmann, as a Holder thereof, to 50 percent of the Partnership Distributions up to $2,500,000, with minimum Distributions as described in Paragraph 11.01.1. Once Edelmann, as a Holder of Class B Units, receives aggregate Distributions of $2,500,000, the Class B Units will be totally and completely redeemed, the interest in the partnership terminated, and the Units canceled. The Class B Units will entitle Edelmann as a Holder thereof to potentially receive minimum distributions, as described in paragraph 11.01.1, regardless of cash flow available for distribution, if Edelmann reaches settlements with and extinguishes his 1989 tax obligations with the IRS and the State of California. The intent of the Partners is to provide for the liquidation of all interests held by the Holders of Class B Units.

H. By this Agreement, the partners of OVP intend to admit OVGP as both a General Partner and Limited Partner and convert OVP into a limited partnership to be governed under the terms of the Revised Limited Partnership Act. The Partners also intend to change the name of the Partnership to "Old Vail Partners, L.P., a California limited partnership."


1. Name and Place of Business

   The name of the Partnership is Old Vail Partners, L.P., a California limited partnership, and its principal place of business is 5230 Carroll Canyon Road, Suite 310, San Diego, California 92121, or such other place or places as the General Partner may hereafter determine.

2. Definition and Glossary of Terms

   Words and terms having their initial letter capitalized in this Partnership Agreement shall (unless otherwise expressly provided herein or unless the context otherwise requires) have the respective meanings set forth in Exhibit "A", attached hereto.

3. Business of the Partnership

   The Partnership may engage in any business activity permitted under the California Revised Limited Partnership Act.

4. Term

   The Partnership shall be converted from a general partnership to a limited partnership on the date the Certificate is filed in the Office of the Secretary of State of the State of California, and shall continue until December 31, 2052, unless earlier terminated in accordance with the provisions of this Partnership Agreement.

5. General Partner's Interests

   5.01 Admission. Immediately prior to the conversion of OVP from a general partnership to a limited partnership,, OVGP will be admitted as a general partner of OVP entitled to a one percent (1%) interest in the Partnership Capital and Allocations of OVP. The admission of OVGP will not dissolve OVP. As part of the conversion of OVP into the Partnership, OVGP's general partnership interest in OVP shall be converted into a Partnership Interest in this Partnership and become the General Partner of the Partnership retaining a one percent (1%) interest in Partnership Allocations

   5.02 Additional Capital Contributions. The General Partner shall make additional contributions to the Partnership's capital equal to 1/99th of any additional capital contribution made by any Limited Partner within 10 days after such additional contribution.

   5.03 Additional Funds. The General Partner is obligated to loan amounts to the Partnership sufficient to fund Cash Flow Deficits to the extent they cannot be funded from Partnership borrowings. The General Partner will only be obligated to advance funds so long as the Net Fair Market Value of the Partnership Property (as reasonably determined by the General Partner) reasonably exceeds the amount of funds to be advanced by the General Partner.

   5.04 Negation of Other Obligations to Contribute Capital. Except as otherwise provided herein, the General Partner shall have no obligation to advance funds to the Partnership or make additional contributions to the capital of the Partnership.

6.  Original and Additional Limited Partners

   6.01  Original Limited Partners.

        6.01.1 Original Class A Limited Partner. As part of OVP's conversion to this Partnership, the Partnership shall issue 33-1/3 Class A Units to RCSA and admit RCSA as an original Class A Limited Partner. In exchange for OVGP's commitment as the General Partner to advance funds (as either a loan or capital contribution) to fund the Partnership's Cash Flow Deficits, the Partnership shall issue 15-2/3 Class A Units to OVGP and admit OVGP as an original Class A Limited Partner.

        6.01.2 Original Class B Limited Partner. As part of OVP's conversion to this Partnership, the Partnership shall issue 50 Class B Units to Edelmann and admit Edelmann as the Original Class B Limited Partner. Once Edelmann, as the Holder of Class B Units, has received cumulative Distributions equal to $2,500,000 while a Holder of Class B Units, the Partnership will redeem Edelmann's Class B Units for $1 and Edelmann will cease to be a Limited Partner.

   6.02 Additional Limited Partners. The Partnership shall neither admit additional Class B Limited Partners nor issue additional Class B Units. Except as otherwise approved by the General Partner and the Class A Limited Partners, the Partnership shall neither admit additional Class A Limited Partners, issue additional Class A Units or interests in the Partnership, accept any offer to contribute property or services in exchange for additional Units or interests in the Partnership nor permit additional contributions to the capital of the Partnership by any Limited Partner.

   6.03 Amendment of Agreement. The General Partner shall amend this Partnership Agreement to reflect the admission of additional Limited Partners not later than 30 days after each Admission Date when Limited Partners are admitted to the Partnership.

   6.04 Amendment of Certificate. The General Partner shall amend the Certificate, and cause such amended Certificate to be filed with the California Secretary of State, within 30 days of the happening of an event resulting in a change of the information contained in the then current Certificate.

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

7.  Status of Limited Partners

   Limited Partners shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Partnership.

8.  Status of Units

   Each Unit, when issued, shall be fully paid and nonassessable.

9.  Compensation to the General Partner and Affiliates

   9.01 Compensation in General. In addition to compensation payable for services under Paragraph 9 of this Agreement, the General Partner may cause the Partnership to purchase goods or services from any Partner or its Affiliates and pay such consideration or compensation therefor as the General Partner shall determine in its sole and absolute discretion. The amount of consideration or compensation payable hereunder shall be reasonable and not in excess of the consideration or compensation which would otherwise be payable for similar goods or services in the same geographic locale.

   9.02 Partnership Administration Fee. The Partnership shall pay the General Partner, its Affiliates or unaffiliated persons an annual administration fee of $5,000. This administration fee is to provide compensation for preparation and maintenance of the Partnership's records and reports while the Partnership is engaged in minimal business activities.

   9.03 Loan Fees and Interest. Any Partner or any Affiliate thereof may lend or advance money to or for the Partnership's benefit with the consent of the General Partner. If any Partner or an Affiliate thereof lends money to the Partnership, such loan shall be a debt of the Partnership to that Partner or Affiliate and shall bear a variable rate of interest at the lowest of: (a) two percent (2%) per annum plus the prevailing prime rate published from time to time in the WALL STREET JOURNAL; or (b) the maximum amount permitted to be charged by an individual to the Partnership under applicable law.

10.  Partnership Expenses

   10.01 General Partner's Expenses. The General Partner or its Affiliates at its own expense and at no expense to the Partnership, shall pay all overhead expenses of the General Partner or its Affiliates not related to the operation of the Partnership business.

   10.02 Partnership Expenses. To the extent practicable, Partnership expenses shall be billed directly to and paid by the Partnership. However, the General Partner or any of its Affiliates shall be reimbursed for the actual cost of all expenses allocable to the operation and management of the Partnership's operations. The Partnership shall pay or reimburse the General Partner or its Affiliates for all expenses which are appropriate to the formation, operation, dissolution or winding up of the Partnership. In addition, the Partnership shall pay the costs and expenses of organizing and forming the Partnership and issuing of Units.

11.  Partnership Allocations and Distributions

   11.01 Distributions. Immediately upon execution of this agreement, the Partnership shall distribute $50,000 in cash to the Holders of Class B Units, as a group. Thereafter, and except as otherwise provided in this Paragraph 11, the General Partner shall cause the Partnership to make Distributions of Cash Available for Distribution in the priority set forth below:

         (a) first, to the General Partner and the Holders of Units until each has received aggregate Distributions pursuant to this subpart (a) of Paragraph 11.01 in an amount equal to 100 percent of the aggregate cash capital contributions by each Partner since

             September 23, 1994(b) second, one percent (1%) to the General Partner, forty nine percent (49%) to the Holders of Class A Units, as a group, and fifty percent (50%) to the Holders of Class B Units, as a group, until the Holders of the Class B Units, as a group, have received Distributions pursuant to this Paragraph 11.01 and pursuant to Paragraph 11.02 in the aggregate amount of $2,500,000; and

         (c) thereafter, one percent (1%) to the General Partner and ninety nine percent (99%) to the Holders of Class A Units, as a group.

         The General Partner shall cause the Partnership to make Distributions of such amounts of Cash Available for Distribution as may determined by the General Partner in its sole and absolute discretion.

   11.02 Minimum Distributions to Class B Units. Notwithstanding the foregoing, if Edelmann reaches a settlement with both the IRS and the State of California and extinguishes his 1989 income tax obligation, thereby removing the related liens on Partnership Property, if any, the Partnership shall make the minimum Distributions to the Holders of Class B Units, as a group, in accordance with the terms of this Paragraph 11.02.

      11.02.1 The amount of a minimum Distribution each year will vary depending on the net cumulative advances (by loan or capital contribution) to the Partnership by the General Partner or the Holders of Class A Units since September 23, 1994 through each annual anniversary date of the issuance of the Class B Units ("Anniversary"). The following is a schedule of the minimum Distribution applicable to each Anniversary based on the cumulative advances at that date, which shall be made within 90 days of each Anniversary :
                                                                      Minimum
 Anniversary                     Cumulative Advances               Distribution
 -----------        ---------------------------------------------  ------------

    First                       Greater than $299,999                   None

                                 Less than $300,000                    $50,000

   Second                       Greater than $399,999                   None

                    Less than $400,000 but greater than $299,999       $50,000

                                 Less than $300,000                   $100,000

    Third                       Greater than $499,999                   None

                    Less than $500,000 but greater than $399,999       $50,000

                                 Less than $400,000                   $100,000

   Fourth                       Greater than $599,999                   None

                    Less than $600,000 but greater than $499,999       $50,000

                                 Less than $500,000                   $100,000

    Fifth                       Greater than $699,999                   None

                    Less than $700,000 but greater than $599,999       $50,000

                                 Less than $600,000                   $100,000

                     There will be no minimum distributions after the fifth anniversary of the issuance of the Class B Units.

         11.02.2   The cumulative Distributions made pursuant to this Paragraph
                   11.02 shall offset the cumulative Distributions the Holders of Class B Units, as a group, would be entitled to receive pursuant to Paragraph 11.01. For example, if the Partnership made a $100,000 minimum Distribution on the first Anniversary and thereafter has $300,000 of Cash Available for Distribution and no Distributions are required under subpart
                   (a) of Paragraph 11.01, the Partnership will make Distributions pursuant to subpart (b) of Paragraph 11.01 as if it had $400,000 of Cash Available for Distribution, of which $100,000 had already been distributed to the Holders of Class B Units as a portion of their share of the Distributions. Therefore, the General Partner will receive $4,000 (1% of $400,000), the Holders of Class A Units $196,000 (49% of $400,000), and the Holders of Class B Units $100,000 (50% of $400,000 less $100,000 already distributed).

   11.03 Liquidation of Interest Held by Holders of Class B Units. The intent of the Partners in setting forth the Distributions in Paragraphs
           11.01 and 11.02 is to provide for the liquidation of all interests held by the Holders of Class B Units. After the Holders of Class B Units, as a group, have received Distributions pursuant to Paragraphs
           11.01 and 11.02 in the aggregate amount of $2,500,000, their interests shall be totally and completely redeemed, their interests in the Partnership shall be terminated, and their Units shall be canceled.

   11.04 Deficit Restoration. Notwithstanding any other provision of this Agreement, if the General Partner has a deficit balance in its Capital Account upon Liquidation of its Partnership Interest (after taking into account all Capital Account adjustments incidental to such Liquidation), the General Partner shall have an obligation to contribute to the Partnership by the end of the taxable year or, if later, within 90 days after the date of such Liquidation, cash in an amount equal to the General Partner's negative Capital Account Balance determined as of the date of Liquidation.

   11.05 Distributions on Liquidation. After taking into account any restorations required under Paragraph 11.04, the Partnership shall make Distributions upon Liquidation of the Partnership or of a Holder's Partnership Interest: (a) in accordance with Paragraphs
           11.01 and 11.02, until the Holders of Class B Units have received aggregate distributions pursuant to Paragraphs 11.01 and 11.02 in the total amount of $2,500,000, after which such Holders shall not be entitled to any further Distributions and the Capital Account Balances of such Holders shall be deemed to be zero; and thereafter
           (b) in proportion to and in accordance with the positive Capital Account Balances of the Holders after taking into account any adjustments that would be made to the Capital Account Balance on a deemed sale of all the Partnership assets immediately prior to the Liquidation; and (c) by the end of the taxable year in which the Liquidation occurred or, if later, within 90 days of such Liquidation. Notwithstanding the foregoing, the General Partner in its sole and absolute discretion may cause the Partnership to retain (on a proportional basis) from the liquidating Distributions owed to the Holders reasonable amounts for reserves or for contingent liabilities, provided the Partnership distributes such amounts as soon as is practical after final and full satisfaction of all outstanding Partnership obligations.

   11.06 Partnership Allocations. The timing and method of allocations of Net Income, Net Loss, and other Partnership Allocations, including Definitions relating to such allocations, are set forth on Exhibit B, attached hereto, and by this reference such exhibit is incorporated herein as if fully set forth at this point.

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

12.     Assignment of Partnership Interests

   12.01 Right of Assignment. Subject to the terms and conditions of this Agreement (including the rights of first refusal pursuant to Paragraph 12.04), a Limited Partner (but not an Assignee or Assignee of Record) shall have the right to assign its Partnership Interest by a written instrument of assignment duly executed by the assignor, the terms of which are not in contravention of any of the provisions of this Partnership Agreement. No assignment shall be effective unless:
           (a) at least 10 days prior to delivering the written instrument of assignment, the Partner proposing to assign its Partnership Interest delivers to the General Partner notice of such Partner's intent to assign; and (b) prior to the effective date of such assignment, either the proposed assignor or Assignee reimburses the Partnership for all costs, including without limitation attorneys and accounting fees, incurred in evaluating the proposed assignment. No assignment, sale, transfer, exchange or other disposition of any Partnership Interest may be made except in compliance with the then applicable law.

         12.01.1 The Partnership and the General Partner shall be entitled to treat the assignor of any Partnership Interest as the absolute owner thereof in all respects and shall incur no liability for allocations affecting the Capital Account Balance attributable to such Partnership Interest, or for the transmittal of reports or accountings which are made in good faith to such assignor until such time as the written instrument of assignment has been received by the Partnership and recorded on its books and the effective date of the assignment has passed.

         12.01.2 The effective date of an assignment (on which date the Assignee shall be deemed to be an Assignee of Record) shall be the first day of the month following the date on which the Partnership receives actual notice of the assignment of a Partnership Interest.

         12.01.3 The granting of a security interest in a Partner's Units shall not be deemed an assignment of such Units for the purposes of this agreement until the secured party thereunder forecloses its security interest. The effective date of any assignment resulting from such a foreclosure (on which date the Assignee shall be deemed to be an Assignee of Record) shall be the first day of the month following the date on which the Partnership receives actual notice of the foreclosure.

   12.02 Rights of Assignee of Record. An Assignee of Record shall be entitled to receive Partnership reports and accountings and Partnership Allocations and Distributions attributable to such person's assigned Partnership Interest from and after the effective date of the assignment. Unless and until a person is admitted to the Partnership as a substituted Limited Partner, an Assignee or Assignee of Record shall have no right to: (a) inspect the Partnership books or records;
           (b) vote on Partnership matters; or (c) exercise any other right or privilege as a Limited Partner. A Partner assigning his or her Partnership Interest shall not agree as a condition of such assignment to act on behalf of or under the direction of an Assignee or Assignee of Record with regard to the exercise of any right or privilege which a Partner would have with respect to such Partnership Interest. Any attempt to act in such capacity shall be void and of no effect and shall not be recognized by the Partnership.

      12.03 General Partner Consent. No assignment of a Partnership Interest shall be permitted without the prior written consent of the General Partner. Such consent may be unreasonably withheld. The General Partner, however, shall withhold such consent if:

         (a) in the opinion of Partnership counsel, the Partnership Interest to be assigned when added to the total of all other Partnership Interests assigned within the 12 months immediately preceding the proposed assignment may result in the termination of the Partnership under the Code;

         (b) in the opinion of Partnership counsel, the proposed assignment may adversely affect the availability to the Partnership of the exemptions from registration or qualification under federal or state securities laws relied upon by the Partnership in connection with the issuance of Partnership securities; or

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

         (c) in the opinion of the General Partner, the proposed assignment is likely to create a secondary market in the Units (or a substantial equivalent thereto) within the meaning of Code
                Section 7704.

   12.04 Right of First Refusal Affecting Units. Limited Partners holding Units may assign any number of Units if and only if such assignment complies with all provisions of this Partnership Agreement governing the assignment of Partnership Interests. In addition, such Limited Partner shall afford each Optionee Class the option to purchase the Units as set forth in this paragraph.

      12.04.1 Any Limited Partner holding Units desiring to assign any of such Limited Partner's Units shall first give notice thereof to the Partnership, the General Partner and each of the other Limited Partners. Such notice shall contain a true copy of the offer to purchase from the proposed Assignee, if any, and a statement of the number of the Units proposed to be assigned, the price per Unit, payment terms offered by the proposed Assignee for such Units and the identity of the proposed Assignee.

      12.04.2 Each Optionee Class, in the order of priority set forth as follows, shall have the option to purchase the Units proposed for assignment for the same price per Unit specified in the notice of the proposed assignment: (a) the Limited Partners, (b) the Partnership, and (c) the General Partner

      12.04.3 The option to purchase Units proposed for assignment shall: (a) except as otherwise provided, be exercisable as to all or any lesser number of Units or remaining Units proposed for assignment; (b) remain in effect during the applicable Option Exercise Period; and (c) be exercised by notice from the acquiring Optionee to the General Partner and the proposed assignor during the applicable Option Exercise Period.

      12.04.4 The Option Exercise Period for each Optionee Class shall be as follows:

                                         Number of Days From Notice of Proposed
                 Optionee Class                              Assignment

                 Limited Partners                               0-15

                 Partnership                                    16-30

                 General Partner                                31-40

      12.04.5 If Optionees in any Optionee Class as a group have exercised options to purchase more Units than the total number of remaining Units proposed for assignment, each such Optionee's option to purchase Units shall be reduced to the number of Units that equals: (a) the ratio of the number of Units each such Optionee has opted to purchase bears to the total number of Units that all Optionees in the Optionee Class as a group have opted to purchase; multiplied by (b) the total number of remaining Units proposed for assignment.

      12.04.6 If the Optionees have exercised their options such that all of the Units proposed for assignment will be purchased, such purchases shall be consummated on or before the 75th day following the notice of proposed assignment. Each such purchasing Optionee shall pay the price per Unit pursuant to the terms set forth in the notice of proposed assignment.

      12.04.7 If the Optionees fail to opt to purchase all of the Units proposed for assignment, none of the options so exercised shall be effective. Thereafter, the Limited Partner proposing to assign Units: (a) shall not be obligated to sell and the Optionees exercising options shall not be obligated to purchase the Units proposed for assignment; and (b) may assign such Units at any time between the 41st day and the 90th day after the notice of proposed assignment, but only to the proposed Assignee and only for the price and terms stated in the notice of proposed assignment.

   12.05 Effect of Prohibited Assignment. Any assignment, sale, exchange or other transfer in contravention of the provisions of this Agreement governing such transfer shall be void and shall not bind or be recognized by the Partnership.

   12.06 Restrictions on Assignment of General Partner's Partnership Interest. Notwithstanding anything to the contrary contained herein, the General Partner shall not assign, sell, exchange or otherwise transfer its Partnership Interest unless such transfer is approved by a Majority Vote of the Limited Partners. For purposes of this paragraph, a transfer of more than 49 percent of the outstanding voting stock of the General Partner shall constitute a transfer of its Partnership Interest.

13.  Substituted Limited Partners

   13.01 Conditions Precedent. No Assignee or Assignee of Record shall have the right to become a substituted Limited Partner unless the General Partner has given its consent, which consent may be unreasonably withheld, and such Assignee or Assignee of Record:

        (a) has filed with the Partnership a duly executed and acknowledged written instrument of assignment, which instrument shall specify the number of Units being assigned and set forth the intention of the assignor that the Assignee or Assignee of Record succeed the assignor's interest as a substituted Limited Partner in the assignor's place;

        (b) has executed and acknowledged such other instruments as the General Partner may deem necessary or desirable to effect such substitution, including the written acceptance and adoption by such person of the provisions of this Partnership Agreement and the Assignee's execution, acknowledgment and delivery to the General Partner of a special power of attorney, the form and content of which are more fully described herein; and

        (c) delivered to the General Partner a non-refundable substitution fee in an amount determined in the sole and absolute discretion of the General Partner to reimburse the Partnership or the General Partner for estimated or actual administrative costs in evaluating the proposed substitution.

   13.02 No Consent of Other Limited Partners. No consent of any of the Limited Partners shall be required to admit an Assignee as a substituted Limited Partner. By executing or adopting this Partnership Agreement, each Limited Partner consents to the admission of additional or substituted Limited Partners and to any Assignee becoming a substituted Limited Partner as approved by the General Partner.

   13.03 Amendment of Books and Records. The General Partner shall cause the Partnership Agreement and the books and records of the Partnership to be amended to reflect the substitution of Limited Partners not less frequently than once in each calendar quarter in which any such substitution occurs.

14.  Books, Records, Accountings and Reports

   14.01 Maintenance & Inspection. The Partnership's books and records, the Agreement and all amendments thereto, and any separate certificates of limited partnership shall be maintained at the principal office of the Partnership or such other place as the General Partner may determine and, pursuant to California Corporations Code ss.15634(b), shall be open to the inspection, examination or copying by Limited Partners or their duly authorized representatives within a reasonable time after written request therefor. Upon written request, the General Partner shall provide to any Limited Partner or such Limited Partner's duly authorized representative copies of: (a) the most recent listing of Partners' names, addresses, capital contributions and share of profits and losses; (b) the Certificate; (c) the Partnership Agreement, and (d) financial statements..

   14.02 Annual Financial Statements. At least once each year, the General Partner shall cause the preparation of financial statements at Partnership expense.

   14.03 Tax Returns. The General Partner shall cause income tax returns for the Partnership to be prepared and timely filed with the appropriate authorities at Partnership expense. Within 90 days after the end of each taxable year, the General Partner shall furnish to the Limited Partners such information as is necessary to complete federal or state income tax or information returns.

15.  Rights, Authority, Powers, Responsibilities and Duties of General Partner
     -------------------------------------------------------------------------

   15.01 Powers of General Partner. Except as otherwise provided in this Agreement, the General Partner shall have the broadest authorities, rights and powers as are permitted by law, possessed by a partner in a partnership without limited partners and required or appropriate to the management of the Partnership business, including without limitation the right to require in any Partnership contract that the General Partner will not be personally liable thereon and that the remedy for a breach of such contract shall be satisfied solely from the assets of the Partnership.

      15.02 Prohibited Acts. Unless approved by a Majority Vote of the Limited Partners holding Units , neither the General Partner nor any of its Affiliates shall have the authority to:

            (a) continue the Partnership business or enter into contracts which would bind the Partnership after a sole remaining General Partner suffers a Disqualification Event;

            (b) knowingly use or permit any other person to use Partnership funds or assets in any manner except for the exclusive benefit of the Partnership;

            (c) do any act in contravention of this Partnership Agreement or which would make it impossible to carry on the ordinary business of the Partnership;

            (d) confess a judgment against the Partnership in connection with any threatened or pending legal action;

            (e) do any act or fail to take any action for which a vote of the Limited Partners is permitted or required under Paragraph 16.02;

            (f) possess Partnership property, or assign its rights in specific Partnership property, for other than a Partnership purpose;

            (g) sell or otherwise dispose of the 40 Acre Parcel or the Partnership's interest in Vail Ranch Limited Partnership, excluding a possible sale of a portion of the 40 Acre Parcel to Presley Homes in exchange for extinguishment of Partnership obligations;

            (h) Encumber any of the Partnership assets for the purpose of obtaining financing for which any of the funds are used to make distributions to the Partners;

            (I)   Elect  to  dissolve  the  Partnership.   Partnership  and  the
                  Partners  and  the  duty  and   responsibility  for  providing
                  continuing administrative and executive
   support, advice, consultation, analysis and supervision with respect to the Partnership business and Property.

      15.04 Additional General Partners. If additional General Partners are admitted to the Partnership such that more than one person is acting as a General Partner of this Partnership:

            (a) unless otherwise provided under this Agreement, the rights, powers, authority, responsibilities and duties of the General Partner under this Agreement shall be the rights, authorities, powers, responsibilities and duties of each General Partner; and

            (b) such General Partners shall govern, manage and control this Partnership and exercise the rights, powers and authority of the General Partner under this Agreement as shall be determined by a majority of such General Partners, subject to the limitations on such rights, powers and authority of the General Partner under this Agreement.

            If the Partnership has an even number of General Partners who are evenly divided and cannot agree as to the management of the Partnership's business affairs so that the Partnership's business can no longer be conducted to advantage or so that there is danger that the Partnership's property or business will be impaired or lost, the General Partners shall submit the matters related thereto to a vote of the Limited Partners holding Units, who shall decide such matters by a Majority Vote of the Limited Partners entitled to vote.

      15.05 Tax Matters Partner. The General Partner shall act as the "tax matters partner" as defined in Code Section 6231(a)(7).

16.  Rights, Powers and Voting Rights of the Limited Partners
     --------------------------------------------------------

   16.01 No Control. Neither any Limited Partner, Assignee or Assignee of Record shall take part in or interfere in any manner with the control, conduct or operation of the Partnership, nor shall any of them have any right or authority to act for or bind the Partnership.

   16.02 Voting Rights. In addition to matters requiring the approval of the Limited Partners either set forth elsewhere in this Agreement, Limited Partners holding Units (but not their Assignees or Assignees of Record) shall have the right to vote only upon:

      (a)   amendment  of  this  Partnership  Agreement,   except  as  otherwise
            provided in this Agreement;

        (b) advice to the General Partner on matters relating to the Partnership's business upon which the General Partner in its sole and absolute discretion requests a vote of the Limited Partners;

        (c) the admission of a General Partner or an election to continue the business of the Partnership after a General Partner ceases to be a General Partner other than by removal where there is no remaining or surviving General Partner;

        (d) the admission of a General Partner or an election to continue the business of the Partnership after the removal of a General Partner when there is no remaining or surviving General Partner.

       (e)   the admission   of  a  General   Partner   other  than  under  the
            circumstances described in subparts (c) or (d) of this Paragraph 16.02;

   16.03 Vote Required to Approve. Matters upon which the Limited Partners may vote shall require the Majority Vote of the Limited Partners entitled to vote to pass and become effective. Each Class of Units is entitled to one (1) vote per Class as a group. Notwithstanding the foregoing, the actions specified in subpart (d) of Paragraph 16.02 may only be taken by the affirmative vote of a majority of the Limited Partners entitled to vote. On all matters requiring approval of the Limited Partners, such approval shall not be unreasonably withheld and shall be given or denied within five (5) business days after receipt of the General Partner's written request for approval. Should there be no written response received by certified mail or other verifiable service of delivery, then such approval will be deemed given.

   16.04  Meetings  &  Votes  Without  A  Meeting.  Meetings  and  votes  of the
          Partners   shall  be  governed  by  the   provisions   of   California
          Corporations Codess.15637 as from time to time amended.

   16.05 Voting. Except as otherwise provided in this paragraph, a Limited Partner holding Units of any class shall be entitled to cast one vote for each Unit owned. Neither Assignees nor Assignees of Record shall be entitled to vote on Partnership matters.

   16.06 Limited Partner Prohibited Acts. No Limited Partner or Holder shall have the right or power to: (a) withdraw from the Partnership or reduce his or her contribution to the capital of the Partnership except as a result of the dissolution of the Partnership or as otherwise specified in this Agreement; (b) bring an action for partition against the Partnership; (c) cause the dissolution and winding up of the Partnership by court decree or otherwise, except as set forth in this Partnership Agreement; or (d) demand or receive property other than cash in return for such Partner's contribution to the capital of the Partnership.

   16.07 Court Directed Winding Up. Upon a petition executed by Limited Partners holding five percent (5%) or more of the issued and outstanding Units, a court of competent jurisdiction may enter a decree ordering the winding up of the Partnership if: (a) it is not reasonably practicable to carry on the business in conformity with the Agreement; (b) the General Partner has been guilty, or has knowingly countenanced persistent and pervasive fraud or abuse of authority, or persistent unfairness toward any Partner or the Partnership Property is being misapplied or wasted by the General Partner; or (c) dissolution is reasonably necessary for the protection of the rights or interests of any Partners who petition under this paragraph. Any decree entered pursuant to this paragraph shall designate the Partners who are to wind up the affairs of the Partnership. Except as otherwise provided, Limited Partners designated to wind up the affairs of the Partnership shall be entitled to reasonable compensation. Notwithstanding the foregoing, no compensation or expenses shall be allowed to the Limited Partners designated to wind up the affairs of the Partnership if the petition is brought solely under subpart (c) of this paragraph.

   16.08 Return of Capital Contributions. Except as provided in this Partnership Agreement, no Limited Partner or Holder shall have priority over any other Limited Partner or Holder either as to the return of contributions of capital or as to Partnership Allocations. Other than upon the dissolution and winding up of the Partnership as provided by this Partnership Agreement, there has been no time agreed upon when the contribution of each Limited Partner or Holder to the capital of the Partnership is to be returned. Notwithstanding any provision of this Agreement to the contrary, a Limited Partner shall return any Distribution made to such Limited Partner to the extent that immediately after the Distribution: (a) all Partnership liabilities, other than liabilities to Partners on account of their Partnership Interests and liabilities to which the recourse of creditors is limited to specific items of Partnership Property; exceed (b) the fair salable value of the Partnership Property, provided the fair salable value of any Property which is subject to a liability as to which recourse of creditors is so limited shall be included in the Partnership Property only to the extent that the fair value of the Property exceeds such liability.

17.  Disqualification of a General Partner

   17.01 Expulsion By Majority Vote. A General Partner may be removed as a General Partner from the Partnership at any time by a Majority Vote of the Limited Partners holding Units.

   17.02 Rights After Disqualification. Upon the sufferance of a Disqualification Event by a General Partner, the disqualified General Partner shall have the Partnership Interest, rights (including voting rights) and liabilities set forth under subdivision (b) of California Corporations Code ss.15662. Solely for purposes of voting, the disqualified General Partner shall be deemed to own one Unit of each class of Units.

   17.03 Relinquishment of Rights. Upon sufferance of a Disqualification Event by a General Partner, the disqualified General Partner, or any successor in interest thereto, including but not limited to any trustee in bankruptcy or debtor-in-possession, shall relinquish any and all rights it may have under federal bankruptcy law or similar state insolvency laws to continue to act as a General Partner of this Partnership.

18.  Certain Transactions

   Except as otherwise provided in this Agreement, the General Partner, any Limited Partner, Holder, Assignee of Record or any Affiliates thereof, or any shareholder, officer, director, employee or any person owning a legal or beneficial interest therein, may engage in or possess an interest in any other business or venture of every nature and description, independently or with others, and no Partner, Holder or such other person shall have any interest therein by reason of such person's interest in the Partnership.

19.  Termination and Dissolution of the Partnership

   19.01 Events Causing Dissolution. The Partnership shall be wound up and dissolved, except as set forth below, upon the earlier to occur of:
           (a) the sufferance of a Disqualification Event by a General Partner unless within 120 days thereafter a successor General Partner, if any, elects to continue the business of the Partnership; (b) the entry of a decree of judicial dissolution; (c) a Majority Vote of the Limited Partners holding Units in favor of winding up and dissolution of the Partnership; (d) the expiration of the term of the Partnership; or (e) the written decision of the General Partner to wind up and dissolve the Partnership.

   19.02 Winding Up. Upon the dissolution and winding up of the Partnership for any reason, the General Partner shall take full account of the Partnership assets and liabilities and liquidate the assets as promptly as is consistent with obtaining the fair market value thereof. Thereafter the General Partner shall apply and distribute the proceeds from any liquidation to: (a) first, the payment of creditors of the Partnership, including Partners who are creditors, to the extent permitted by law, but excluding secured creditors whose obligations will be assumed or otherwise transferred on the liquidation of Partnership assets; and (b) second, the Partners and Assignees of Record pursuant to the provisions of Paragraph 11 of this Partnership Agreement.

20.  Special and Limited Power of Attorney

   20.01 Appointment of Attorney-in-Fact. The General Partner shall at all times during the term of the Partnership have a special and limited power of attorney as the attorney-in-fact for each Limited Partner, with power and authority to act in the name and on the behalf of each such Limited Partner to execute, acknowledge and swear to in the execution, acknowledgment and filing of documents, which shall include but not be limited to: (a) this Agreement, any separate certificates of limited partnership, as well as any amendments to the foregoing which, under the laws of the State of California or the laws of any other state, are required to be filed or which the General Partner shall deem it advisable to file; (b) any other instrument or document which may be required to be filed by the Partnership under the laws of any state or by any governmental agency or which the General Partner shall deem it advisable to file; and (c) any instrument or document which may be required to effect the continuation of the Partnership, the admission of additional or substituted Limited Partners or the dissolution and winding up of the Partnership (provided such continuation, admission or dissolution and winding up are in accordance with the terms of this Partnership Agreement) or to reflect any reductions in the amount of capital contributions made by the Partners.

   20.02 Nature of Power. The special and limited power of attorney of the General Partner: (a) as a special power of attorney coupled with an interest, is irrevocable, shall survive the death of the granting Limited Partner, and is limited to those matters herein set forth;
           (b) may be exercised by the General Partner for each of the Limited Partners by the authorized signature of the General Partner; and (c) shall survive an assignment by a Limited Partner of all or any portion of his or her Units.

21.  Indemnification

        The Partnership shall protect, defend, indemnify and hold harmless the General Partner, its Affiliates, officers, directors, employees, agents and assigns from any liability, loss or damage incurred partially or entirely, directly or indirectly in connection with the business of the Partnership, including but not limited to reasonable attorneys' fees and costs and any amounts expended in the settlement of any claims for loss or damages. Any such indemnification shall be recoverable only from the assets of the Partnership and not from the assets of the Limited Partners. Notwithstanding the foregoing, the Partnership shall have no obligation to indemnify and hold harmless if: (a) the claim or liability resulting solely from any action or inaction of the General Partner or any of its Affiliates; and (b) such action or inaction was undertaken in bad faith, constituted gross negligence or intentional misconduct.

22.  Miscellaneous

   22.01  Counterparts.  This  Partnership  Agreement may be executed in several
          counterparts.   All  executed   counterparts   shall   constitute  one
          Partnership Agreement.

   22.02 Successors. The terms and provisions of this Partnership Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the respective Partners.

   22.03 Severability. If any provision of this Partnership Agreement is declared by a court of competent jurisdiction to be void, such provision shall be deemed severed from the remainder of the Partnership Agreement and the balance of the Partnership Agreement shall remain in full force and effect.

   22.04 Notices. All notices, consents or other communications required or permitted under this Partnership Agreement shall be in writing. Any such communication may be served personally, transmitted by facsimile or nationally recognized overnight delivery service (i.e., Federal Express) or sent by prepaid, first class mail posted to the address maintained by the Partnership for such person or at such other address as such person may specify in writing, which communication shall be deemed effective upon personal delivery, confirmed receipt of any communication transmitted by facsimile, two days after transmission by nationally recognized overnight delivery service or three days after mailing in accordance with this paragraph.

   22.05 Governing Law & Trial by Reference. This Partnership Agreement shall be governed by and construed in accordance with the laws of the State of California. Any action brought to interpret or enforce this Agreement shall be tried by the reference procedures set forth in California Code of Civil Procedure Section 638 et seq. upon motion by a party to the Superior Court for the County of San Diego, California. A single referee shall be appointed to try the matter and such referee shall be a retired judge of the California Superior Court, California Court of Appeals or California Supreme Court. Each party may reject two judges appointed by the court and hereby waives the right to trial by jury. The referee shall be compensated at the rate per hour charged by senior attorneys in major San Diego County law firms. During the pendency of the referenced proceeding, each party shall pay its proportionate share of the cost thereof based upon such the parties relative interests in Partnership Allocations. Upon the conclusion of the referenced proceeding, the losing party or parties shall pay all of remaining unpaid costs of the referenced proceeding and reimburse the prevailing party or parties for any such costs previously paid by the prevailing parties. Such reimbursement shall be included in any judgment or final order issued in the referenced proceeding. Except as otherwise required by law, each party shall exercise its best efforts to keep the referenced proceeding and the testimony and evidence presented therein confidential.

   22.06 Titles & Captions. Paragraph titles or captions contained in this Partnership Agreement are inserted only as a matter of convenience and for reference. Such titles and captions in no way define, limit, extend or describe the scope of this Partnership Agreement or the intent of any provision hereof.

   22.07 Interpretation. Wherever the context of this Agreement requires, all words used in the singular shall be construed to have been used in the plural, and vice versa, and the use of any gender specific pronoun shall include any other appropriate gender. The term "person" shall refer to any individual, corporation or legal entity having standing to bring an action in its own name under California law, whether or not such person has qualified to do business in California or filed a fictitious business name statement. The conjunctive "or" shall mean "and/or" unless otherwise required by the context in which the conjunctive "or" is used.

   22.08 Integration. This Partnership Agreement constitutes the entire understanding of the Partners with respect to any matter mentioned herein. No prior agreement or understanding pertaining to any such matter shall be effective. This Agreement may be modified or amended only in writing as provided for herein.

   22.09 General Partner's Address. The name and address of the General Partner is as follows:

                     OVGP, Inc.
                     c/o Sports Arenas, Inc.
                     5230 Carroll Canyon Road, Suite 310
                     San Diego, CA 92121
                     (619) 587-1060
                     (619) 587-0425 -Fax

   22.10 Limited Partner Addresses. The names, addresses and capital contributions of the Limited Partners shall be set forth in Exhibit C to this Partnership Agreement, which exhibit may, in the discretion of the General Partner, be separately recorded and a copy thereof maintained at the principal place of business of the Partnership.

   22.11 Recitals and Exhibits. All recitals and exhibits referred to in this Agreement are a part of this Agreement and hereby incorporated by reference.

   22.12 Time. Time is of the essence to the performance of each and every obligation under this Agreement.

   22.13 Reasonable Consent and Approval. Except as otherwise provided in this Agreement, whenever a party is required or permitted to give its consent or approval under this Agreement, such consent or approval shall not be unreasonably withheld or delayed. If a party is required or permitted to give its consent or approval in its sole and absolute discretion, such consent or approval may be unreasonably withheld but shall not be unreasonably delayed.

   22.14 Waivers. Any waiver by any party shall be in writing and shall not be construed as a continuing waiver. No waiver will be implied from any delay or failure to take action on account of any default by any party. Consent by any party to any act or omission by another party shall not be construed to be a consent to any other subsequent act or omission or to waive the requirement for consent to be obtained in any future or other instance.

IN WITNESS WHEREOF, the undersigned have set their hands to this Agreement of Limited Partnership on the date first set forth in the preamble hereof.


        GENERAL PARTNER:            OVGP, INC., a California corporation



                                        BY: /S/Harold S. Elkan
                                            ------------------------
                                              Harold S. Elkan, President


        LIMITED PARTNERS:
                                     /S/ Peter Werner Edelmann
                                    -------------------------------------
                                    PETER WERNER EDELMANN,  a married man
                                       as his sole and separate property



                                   RCSA HOLDINGS, INC., a California corporation



                                     BY: /S/ Harold S. Elkan
                                         -----------------------
                                             Harold S. Elkan, President


                                            SPOUSAL CONSENT
        The undersigned certifies she:

            (a) is the spouse of Peter Werner Edelmann

            (b) agrees to be bound by and accept the provisions of this Agreement in lieu of all other interest she may have, including, without limitation, any community property interest in the transaction.
                                     /S/Kay Moore Edelmann
                                     ---------------------------------------
                                     Spouse of Peter Werner Edelmann

                                    EXHIBIT A

                                   DEFINITIONS

Adjusted Capital Account Balance shall mean the amount of the Capital Account
        Balance of any Partner as of the close of a taxable year after adding to the unadjusted Capital Account Balance of such Partner the total amount of capital such Partner is obligated by the terms of this Agreement to contribute to the Partnership and subtracting therefrom any capital contributions actually made by such Partner.

Affiliate shall mean: (a) any person directly or indirectly controlling, controlled by or under common control with another person; (b) a person owning or controlling more than 50 percent of the outstanding voting securities of such other person; (c) any officer, director or partner of such person; or (d) if such other person is an officer, director, or partner, any company for which such person acts in any capacity.

Agreement, Partnership Agreement or Limited Partnership Agreement shall mean this Agreement of Limited Partnership, together with all amendments, attached exhibits or other documents which may be incorporated herein by reference.

Assignee shall mean a person who has acquired a beneficial interest in a Partnership Interest but who has not been admitted to the Partnership as a Partner.

Assignee of Record shall mean an Assignee who has acquired a beneficial interest in a Partnership Interest, as evidenced by a written instrument of assignment, the effective date of which has passed, and whose ownership of such Partnership Interest has been recorded on the books of the Partnership but who has not been admitted to the Partnership as a Partner.

Capital Account and Capital Account Balance shall mean an account, and the balance of such account, maintained in accordance with Regulation
        Section 1.704-1(b)(2)(iv), except that the Partnership shall compute its Net Income and Net Loss in accordance with the adjusted tax basis of Partnership Property. The Partnership expects to comply with he economic equivalence test of Regulation Section 1.704-1(b)(2)(ii)(i).

Cash Available for Distribution shall mean the sum of:

   (a) gross revenues generated by the Partnership, excluding revenues derived from the sale, financing or other disposition of Property;

   (b) the net cash realized by the Partnership from the sale, refinancing or other disposition of the Partnership Property after retirement of affected mortgage debt and payment of all expenses related to the transaction;

   (c) cash realized from any other source; and

   (d) less all cash funds used to pay Partnership expenses and obligations, including without limitation cash withheld in operating or capital reserves. The amount withheld for reserves may include, without limitation, amounts for contingent liabilities until such time as the General Partner has concluded the probability of assertion is remote or the statute of limitations has expired.

Cash Flow Deficit shall mean the amount by which the Partnership's cash is exceeded by amounts that the General Partner has determined are currently due and payable by the Partnership.

Certificate shall refer to the certificate of limited partnership for the Partnership as shall be filed with the Secretary of State of the State of California, and as such certificate may be amended.

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

Code shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent federal revenue laws.

Disqualification Event shall mean the removal of a General Partner as provided in these Agreement or any event set forth in California Corporations Code ss.15642 upon the happening of which a person ceases to be a general partner of a limited partnership.

Distributions shall refer to any cash or other property distributed to Partners or other Holders in connection with their Partnership Interests, but shall not include any payments made under provisions regarding Compensation of General Partner or Partnership Expense of this agreement.

General Partner shall mean each person initially named as a General Partner in this Agreement, or any person who succeeds it in such capacity under this Agreement, or any person who is admitted as an additional General Partner under this Agreement.

Holder shall refer to an owner of a Partnership Interest who is either a Partner, Assignee, or Assignee of Record.

Limited Partner shall refer to any person who has been admitted to the Partnership as an original, additional or substituted Limited Partner.

Liquidation shall mean a termination of a Partner's entire interest in the Partnership by means of a Distribution, of a series of Distributions, to the Partner by the Partnership, as set forth in Regulation sections 1.761-1(d) and 1.704-1(b)(2)(ii)(g).

Majority Vote shall mean the vote of written consent of the Limited Partners holding more than 55 percent of the issued and outstanding Units entitled to vote and which approves a proposal that is required or permitted to be approved by such Limited Partners.

Minimum Gain shall have the meaning set forth in Regulation Section 1.704-2(d).

Net Fair Market Value shall mean the fair market value of property less the amount of liabilities, if any, to which the property is subject or that are assumed by transferee in connection with a transfer of the property.

Net Income and Net Loss shall mean the net income, including tax exempt income, or the net loss of the Partnership computed with reference to the adjusted tax basis for items of the Partnership Property. Minimum Gain and Nonrecourse Deductions shall not be taken into account in computing Net Income and Net Loss..

Nonrecourse Deductions shall have the meaning set forth in Regulation Section 1.704-2(c).

Nonrecourse Proceeds shall mean the cash proceeds of a nonrecourse loan secured by Partnership Property which results in an increase in the Minimum Gain of the Partnership for such year or, in the case described in Regulation
        Section 1.704-2(h)(4), for the next taxable year. Whether proceeds of a nonrecourse loan are properly allocable to a nonrecourse liability shall be determined by the General Partner using any reasonable method. Such adjustments as are required by the Regulations shall be made if the Nonrecourse Proceeds are derived in whole or in part from a Partner Nonrecourse Liability.

Option Exercise Period shall mean the period during which Optionees in a specified Optionee Class have the right to exercise their options to purchase Units proposed for assignment.

Optionee shall mean the Partnership or any Partner having the option to purchase
        Units which have been proposed for assignment.

Optionee Class shall mean a class of Optionees having a right of equal priority to exercise options to purchase Units proposed for assignment.

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

Partner Nonrecourse Liability shall be determined in accordance with Regulation
        Section 1.704-2(I), which provides, in part, that a debt which would otherwise be a nonrecourse debt under local law, but for which a partner bears an economic risk of loss due to particular partnership relationships, shall be treated as a partners nonrecourse debt to the extent any partner bears an economic risk of loss with respect to such liability.

Partners shall refer collectively to the General Partners and to the Limited
        Partners holding Units and a reference to a Partner shall be to any one of the Partners unless the context shall otherwise require.

Partnership shall refer to the limited partnership created under this Partnership Agreement.

Partnership Allocation shall mean allocations of Partnership Net Income, Net
        Loss, Minimum Gain, items specially allocated pursuant to Paragraphs
        B.02 and B.03 of Exhibit B, Nonrecourse Deductions and Distributions of cash made to the Partners with respect to their Partnership Interests.

Partnership Interest shall refer to Units of any class, the interest of the General Partner, an Assignee, or Assignee of Record.

Property or Partnership Property shall mean all the real and personal property owned or leased by the Partnership.

Regulation shall mean regulations issued by the Department of Treasury pursuant to authority granted in the Code.

Unit shall represent an interest of a Limited Partner, its Assignee or its Assignee of Record subject to the terms of this Partnership Agreement.

                                    EXHIBIT B

                             PARTNERSHIP ALLOCATIONS

B.01 Definitions. Words and terms having their initial letters capitalized in this Exhibit B shall have the respective meanings set forth in Exhibit A, attached to the Partnership Agreement, unless otherwise expressly provided herein or unless the context otherwise requires.

B.02 Priority Allocations. Notwithstanding any other provision of this Partnership Agreement, the Partnership shall allocate the first items of income, gain, loss and deduction of the Partnership and adjust the Capital Account Balances of the Partners in the manner and order of priority set forth below.

      B.02.1 First, if any portion of a Partnership liability is a Partner Nonrecourse Liability, the Partnership shall allocate Nonrecourse
         Deductions and Minimum Gain attributable to the Partner Nonrecourse Liability in accordance with Treas. Reg. Section 1.704-2(i).

      B.02.2 After the adjustments set forth in Paragraph B.02.1, above, if there is a net decrease in the Partnership's Minimum Gain during a taxable year, the Partnership shall allocate to each Partner the first items of income or gain (or positive adjustments) of the Partnership in an amount equal to the decrease in such Partner's share of Minimum Gain. Each Partner's share of the Minimum Gain shall be computed in accordance with the provisions of Regulation
             Section 1.704-2(g). This allocation need not be made with respect to Partners affected by transactions described in Regulation Sections 1.704-2(f)(2), (3) and (5). Any waiver described in Regulation Section 1.704-2(f)(4) may be made only by the General Partner in its sole and absolute discretion. This Paragraph B.02.2 is intended to qualify as a "minimum gain chargeback" within the meaning of Regulation Section 1.704-2(f).

      B.02.3 Nonrecourse Deductions shall be allocated one percent (1%) to the General Partner and 99 percent to the Holders of Class A Units, as a group.

      B.02.4 If any Partner's Adjusted Capital Account Balance (as adjusted by adding thereto such Partner's share of Minimum Gain) is unexpectedly reduced below zero by virtue of an adjustment, allocation or Distribution under Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), then the Partnership shall allocate the first items of income or gain (or positive adjustments) of the Partnership so as to eliminate the deficit in each such Partner's Adjusted Capital Account Balance as quickly as possible. An allocation shall be made pursuant to this Paragraph
             B.02.4 only if a Partner's Adjusted Capital Account Balance is less than zero as of the close of the taxable year and after all other allocations under Paragraph 11 (including this Exhibit B) have been tentatively made as if this Paragraph B.02.4 was not a part of this Agreement. This Paragraph B.02.4 is intended to qualify as a "qualified income offset" within the meaning of Regulation Section 1.704-1(b)(2)(ii)(d).

      B.02.5 If any Partner's Adjusted Capital Account Balance is reduced below zero as of the close of the taxable year by any Partnership Allocation or Distribution other than an allocation of Nonrecourse Deductions or a Distribution of Nonrecourse Proceeds, the Partnership shall allocate the first items of income or gain (or positive adjustments) of the Partnership so as to eliminate the deficit in each such Partner's Adjusted Capital Account Balance as quickly as possible. An allocation shall be made pursuant to this Paragraph B.02.5 only if a Partner's Adjusted Capital Account Balance is less than zero as of the close of the taxable year and after all other allocations under Paragraph 11 (including this Exhibit B) have been tentatively made as if Paragraph B.02.4 and this Paragraph B.02.5 were not a part of this Agreement.

      B.02.6 Any special allocations made pursuant to Paragraphs B.02.1 through B.02.5, inclusive, shall be taken into account in computing subsequent allocations under this Exhibit B, so that the net amount of Partnership Allocations shall be equal, to the extent possible, to the net amount that would have been allocated to such Partner or Partners pursuant to this Exhibit B if allocations pursuant to Paragraphs B.02.1 through B.02.5 had not been made.

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

B.03 Special Allocations. After taking into account the allocations under Paragraph B.02 and prior to making allocations under Paragraph B.04, Partnership gain and loss shall be specially allocated among the Partners as follows:

      B.03.1 If interest income is imputed with respect to an obligation owed by a Partner to the Partnership, the Partnership shall allocate such income to the obligor Partner.

      B.03.2 To the extent compensation paid the General Partner under Paragraph 9 is not a guaranteed payment under Section 707(c) of the Code and is not paid the General Partner other than in its capacity as a Partner within the meaning of Section 707(a) of the Code, the Partnership shall allocate to the General Partner to the extent permitted by the Code such items of income or gain of the Partnership at a time and in an amount equal to the amount of such compensation.

      B.03.3 The Partnership shall allocate Revaluation Adjustments as if such adjustments were Net Income or Net Loss arising from the sale or exchange of Partnership Property.

B.04 Allocation of Net Income, Net Loss and Chargeable Expense. The Partnership shall allocate Net Income and Net Loss among the Partners and Holders, and adjust their respective Capital Account Balances, as provided in this paragraph.

      B.04.1 Except as otherwise provided in this Exhibit B, the Partnership shall allocate the Net Income of the Partnership one percent (1%) to the General Partner and the balance to the Holders of Class A Units, as a group.

      B.04.2 The Partnership shall allocate the Net Loss of the Partnership to the Partners as follows:

            (a) first, one percent (1%) to the General Partner and the balance to Holders of Class A Units as a group, until the aggregate Net Loss allocated pursuant to this subpart for this fiscal year and for all previous fiscal years equals the aggregate Net Income allocated during all previous years pursuant to subpart (c) of Paragraph B.04.1;

            (b) second, one percent (1%) to the General Partner and the balance to the Holders of Class A Units, to be reallocated among the Holders of Class A Units in proportion to and in accordance with their positive Adjusted Capital Account Balances, until the Adjusted Capital Account Balances of all Holders of Class A Units are reduced to zero; and

            (c) thereafter,  any  additional Net Loss shall be  allocated to the
                  General Partner.

B.05 Special Adjustments and the Maintenance of Capital Accounts. The provisions of this Partnership Agreement regarding the maintenance of Capital Account Balances are intended to comply with Regulation Section 1.704-1(b)(2)(iv) and shall be interpreted and applied in a manner consistent with such
   Regulations. If the General Partner determines it is prudent to modify the manner in which the Capital Account Balances of the Partners are computed in order to comply with such Regulations, the General Partner may amend this Agreement to make any such modification if it is unlikely to have a material effect on the amounts distributable to any Partner upon the Liquidation of the Partnership. The General Partner shall also make any appropriate modifications for unanticipated events (such as the acquisition of oil and gas properties) in order to comply with such Regulations. In addition, if the basis of Partnership Property is adjusted under Code Sections 732(d), 734 or 743, the Capital Account Balances and the Book Value of the affected Partnership Property shall reflect appropriate Basis Adjustments, if any.

                                    EXHIBIT C

                       NAMES AND ADDRESSES OF THE PARTNERS




                      OVGP, INC.
                      5230 Carroll Canyon Road, Suite 310
                      San Diego, CA  92121


                      RCSA HOLDINGS, INC.
                      5230 Carroll Canyon Road, Suite 310
                      San Diego, CA  92121

                      PETER WERNER EDELMANN
                      15135 Paseo Del Sol
                      Del Mar, CA  92014

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